NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, June 4, 2019

LyondellBasell and Odebrecht S.A. End Discussions Regarding Braskem Acquisition

LyondellBasell, one of the largest plastics, chemicals and refining companies in the world, today announced it has ended discussions with Odebrecht S.A. concerning the potential acquisition of Braskem. Odebrecht S.A. is the controlling shareholder of São Paulo-based Braskem.

“The combination of LyondellBasell and Braskem is compelling because of the companies’ complementary strengths, product portfolios and operational footprints. However, after careful consideration, we jointly decided not to pursue the transaction. We want to thank the teams at Odebrecht and Braskem for their cooperation during the entire process,” said LyondellBasell CEO Bob Patel.

“We remain focused on advancing our disciplined, value-driven growth strategy. In addition, we intend to expedite our share repurchase program, which currently allows for the repurchase of up to 37 million of our outstanding shares. Our strong cash flows, ample liquidity, and healthy balance sheet allow us to deliver a growing, top-quartile dividend, advance organic growth, and maintain optionality for M&A opportunities while executing these significant opportunistic share repurchases,” said Patel.

About LyondellBasell

LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polypropylene compounds and the largest licensor of polyolefin technologies. In 2019, LyondellBasell was named to Fortune magazine's list of the "World's Most Admired Companies." More information about LyondellBasell can be found found at www.LyondellBasell.com.
FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. The amount and timing of future share repurchases will depend on, and be subject to, market conditions, general economic conditions, applicable legal requirements, and other corporate considerations. The share repurchase program does not obligate LyondellBasell to acquire any particular amount of shares and may be suspended or discontinued at any time. Additional factors that could affect our share repurchases or otherwise cause actual results to differ materially include the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; and the other factors found in the "Risk Factors" section of our Form 10-K for the year ended December 31, 2018, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission's website at www.sec.gov.